Exhibit 3.2
CERTIFICATE OF DESIGNATIONS
OF
FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B
OF
CENTRA FINANCIAL HOLDINGS, INC.
     Centra Financial Holdings, Inc., a corporation organized and existing under the laws of the State of West Virginia (the “Issuer”), in accordance with the provisions of W.Va. Code  § 31D-6-602, does hereby certify:
     The board of directors of the Issuer (the “Board of Directors”) or an applicable committee of the Board of Directors, in accordance with the certificate of incorporation and bylaws of the Issuer and applicable law, adopted the following resolution on January 8, 2009, creating a series of 751 shares of Preferred Stock of the Issuer designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series B”.
     RESOLVED, that pursuant to the provisions of the certificate of incorporation and the bylaws of the Issuer and applicable law, a series of Preferred Stock, par value $1 per share, of the Issuer be and hereby is created, and that the designation and number of shares of such series, and the voting of other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:
     Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Issuer a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series B” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 751.
     Part 2. Standard Provisions. The Standard Provisions contained in Schedule A attached hereto are incorporated hereby by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.
     Part 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Schedule A hereto) as defined below:
          (a) “Common Stock” means the common stock, par value $1 per share, of the Issuer.
          (b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.
          (c) “Junior Stock” means the Common Stock and any other class or series of stock of the Issuer the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer.
          (d) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.
          (e) “Minimum Amount” means $187,687.69.
          (f) “Parity Stock” means any class or series of stock of the Issuer (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).
          (g) “Signing Date” means January 16, 2009.

          (h) “UST Preferred Stock” means the Issuer’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.
     Part 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.
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     IN WITNESS WHEREOF, Centra Financial Holdings, Inc. has caused this Certificate of Designations to be signed by Douglas J. Leech, its President and Chief Executive Officer, this 8th day of January, 2009.

CENTRA FINANCIAL HOLDINGS, INC.

By	/s/ Douglas J. Leech Name: Douglas J. Leech
Title: President and Chief Executive Officer
Certificate of Designations Prepared by:
Charles D. Dunbar, Esq.
Jackson Kelly PLLC
1600 Laidley Tower
500 Lee Street, East
P.O. Box 553
Charleston, West Virginia 25322
Telephone: (304) 340-1196